Exhibit 99.382

Congestion Management Reform Physical Rights Alternative Sacramento Municipal Utility District

Concerns with CMR Direction CMR is becoming: More complex More expensive No more transparent A simpler, more cost effective, more transparent pricing method is essential.

Features of Physical Rights as a Congestion Remedy Physical Rights required prior to scheduling Procured via auction for varying durations Auction could be held via Oasis-like ISO Website A cap on ownership percentages would be established to avoid market power

Features of Physical Rights as a Congestion Remedy A secondary market extrinsic to the ISO would be allowed where first-round bids were not accepted. Secondary opportunity sends price signals and shapes subsequent bidding. Rights are established across each interface Only available rights are awarded Unused rights default to the ISO

Physical Rights Auctions will Manage Congestion Benefits Less complex Less ISO involvement in the marketplace Greater price transparency at the time of scheduling Foreknowledge reduces risk to the market Less gaming potential / less market power Broader scheduling window open closer to real time

Physical Rights Auctions will Manage Congestion Lessens Congestion Management iterations Fosters a robust secondary rights market Eliminates dispatch calls Lessens operators burden by simplifying the process. BEEP stack is preserved for imbalance and contingency response.

Forward Physical Rights procurement is the Answer. Your Response is Needed SMUD seeks your input If your firm believes the forward procurement of physical rights as a prerequisite to scheduling rights is a viable Congestion remedy please respond to: W. Shannon Black Sacramento Municipal Utility District (916) 732-5734 / sblack@SMUD.org